
<ARTICLE> 5

<LEGEND>

This schedule contains summary information extracted from the condensed consolidated balance sheet at September 30, 1997, and the condensed consolidated statements of income for the 3 and 6 months ended September 30,
1997 and 1996.   Both are qualified in their entirety by reference to such.
</LEGEND>


<PERIOD-TYPE>                    3-MOS         3-MOS         6-MOS        6-MOS
<FISCAL-YEAR-END>          MAR-31-1998   MAR-31-1997   MAR-31-1998  MAR-31-1997
<PERIOD-END>               SEP-30-1997   SEP-30-1996   SEP-30-1997  SEP-30-1996
<CASH>                          94,112             0             0            0
<SECURITIES>                         0             0             0            0
<RECEIVABLES>               28,497,200             0             0            0
<ALLOWANCES>                 4,965,798             0             0            0
<INVENTORY>                          0             0             0            0
<CURRENT-ASSETS>                     0             0             0            0
<PP&E>                         584,521             0             0            0
<DEPRECIATION>                 392,206             0             0            0
<TOTAL-ASSETS>              29,742,563             0             0            0
<CURRENT-LIABILITIES>       23,206,832             0             0            0
<BONDS>                              0             0             0            0
<PREFERRED-MANDATORY>                0             0             0            0
<PREFERRED>                          0             0             0            0
<COMMON>                     3,746,994             0             0            0
<OTHER-SE>                   2,788,737             0             0            0
<TOTAL-LIABILITY-AND-EQUITY>29,742,563             0             0            0
<SALES>                        112,259       122,969       221,740      236,680
<TOTAL-REVENUES>             1,959,380     1,623,497     3,760,669    3,085,273
<CGS>                           23,259        25,091        44,636       47,556
<TOTAL-COSTS>                  850,815       637,543     1,617,620    1,244,879
<OTHER-EXPENSES>                28,500        21,422        54,000      102,081
<LOSS-PROVISION>               148,103       131,808       280,425      186,121
<INTEREST-EXPENSE>             500,954       423,972     1,000,188      818,602
<INCOME-PRETAX>                407,749     1,239,836       763,800      715,981
<INCOME-TAX>                   157,626       146,942       297,131      272,806
<INCOME-CONTINUING>            250,123       236,719       466,669      443,175
<DISCONTINUED>                       0             0             0            0
<EXTRAORDINARY>                      0             0             0            0
<CHANGES>                            0             0             0            0
<NET-INCOME>                   250,123       236,719       466,669      443,175
<EPS-PRIMARY>                      .11           .11           .20          .21
<EPS-DILUTED>                      .11           .11           .20          .21

<F1> Receivables are presented net of unearned finance charges,
     non-refundable   dealer reserve and allowance for doubtful accounts.

<F2> Allowances are presented and total reserves for credit losses, comprised of non-refundable dealer reserve and allowances for doubtful accounts.



